EXHIBIT 21.1

SUBSIDIARIES

Panamera Metals Corporation, a Texas corporation, wholly-owned.

Panamera Technologies Corporation, a Texas corporation, wholly-owned.

Panamera Waste Corporation, a Texas corporation, wholly-owned.